Exhibit 10.25

DIRECTORSHIP AND CONSULTING AGREEMENT

THIS AGREEMENT, entered into March 23, 2008 between AVENUE GROUP, INC., a Delaware corporation with offices at 405 Lexingt6on Avenue 26th floor New York, NY 10174 (hereinafter sometimes referred to as the “Company”) and MEM Energy Partners, LLC, a limited liability company formed under the laws of the State of Delaware (hereinafter sometimes referred to as “MEM”) and

WHEREAS, MEM is willing to make available to the Company the services of its founder, Mendel Mockin (sometimes referred to as “MM”) as a member of the Board of Directors of the Company (hereinafter sometimes referred to as the “Board”) and as a consultant to the Company and the Company desires the services of MM as a board member and as a consultant.

NOW, THEREFORE, it is hereby agreed between the parties, effective as of March 23, 2008 as follows:

1.

BOARD OF DIRECTORS

1.1

The Company shall cause to be elected to its Board MM. The election shall be made at a special telephonic meeting of the Board to be called for this purpose as soon as possible after execution of the Agreement. The term of office shall be for one year in accordance with the Company’s charter, however it is the current intent of the parties that MM will be elected to at least a second year term.

1.2

It is understood that for the next twelve months, the Board shall meet no less than every other month. Where practical for all parties, the meetings will be held in New York City but when not practical, the meeting will be held by telephone or in such other venue as is convenient to the parties. It is the objectives of the Company to have as full and regular communication between the directors and senior officers of the Company as possible.

1.3

Directors shall be reimbursed their travel and associated costs to attend each meeting however whenever MM shall have other business in the same venue where the meeting is to be held, he will allocate his reimbursable expenses accordingly and shall use his best efforts, when possible, to coordinate his travel schedule so as to reduce expenses to be reimbursed by the Company.

1.4

As compensation for the services of MM as a Director to the Company, MEM shall be paid $2,500 per month. Such payment shall be made quarterly in advance to a bank account designated by MEM. In additional, MEM shall receive an option to purchase 120,000 shares of the Company’s shares at the stock’s current price of US $.005. This option shall vest at the rate of 10,000 shares per month commencing March 23, 2008. The term of this option shall be for five years commencing as of the date of each monthly tranche of shares vesting.

1.5

It is understood and agreed that the Company will renew its Directors and Officers Insurance (“D&O Insurance ) and that the Company will include MM under its D&O Insurance.

1.6

It is understood that either MM  may resign with or without cause from the Board upon sixty days notice to the Company. In the case of such resignation all further cash or stock compensation shall cease as of the date of notice of resignation. Further, the major founding stockholder of the Company, without holding a shareholder’s meeting, may request that MM resign from the Board at any time with or without cause after his first full six months of service and such request will be honored provided however that MEMC shall receive the balance of the cash and stock or stock option compensation contemplated by this Agreement as if MM had served his full term.

2.

CONSULTING SERVICES

MM shall serve as an oil and gas and general business consultant to the Company for an initial term of one year commencing as of March 23, 2008. It is understood that during this term, MM shall devote 100 hours a month of his time to the affairs of the Company.

Compensation for such consulting services shall be $8,000 per month payable each month in advance. In addition, on the execution of this agreement, MEM shall receive a sign-on bonus totaling 2,400,000 shares in the company, as additional compensation for the services of MM as a consultant and an option to purchase 2,400,000 shares of the Company’s shares at the stock’s current price of US $.005. This option shall vest at the rate of 200,000 shares per month commencing March 23, 2008. The term of this option shall be for five years commencing as of the date of each monthly tranche of shares vesting. In addition, MEM shall receive and company shall issue 12,500,000 series A convertible preferred stock.

Company will reimburse MEM for pre-approved expenses incurred on the Company’s behalf, including but not limited to travel, hotels and other direct costs.

3.

GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof. In the event of a dispute under this Agreement, the parties shall have the right to pursue such claims as might arise in the courts of the State of New York or by arbitration, if all parties agree, pursuant to the arbitration provisions of the State of New York.

4.

ENTIRE AGREEMENT

Except as expressly provided herein, this Agreement contains the entire understanding among the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by all of the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be construed as an original.

IN WITNESS WEREOF, the parties have executed this Agreement as of the day and year first written above:

AVENUE GROUP, INC.		MEM ENERGY PARTNERS, LLC

By:	/s/ Levi Mochkin	By:	/s/ Mendel Mochkin